As filed with the Securities and Exchange Commission on February 3, 2010
Registration Statement No. 333-55702

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ICT Group, Inc.
(Exact name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2458937 (I.R.S. Employer Identification No.)
c/o Sykes Enterprises, Incorporated
400 North Ashley Drive, Tampa, FL 33602
(813) 274-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

ICT Group, Inc. 1996 Equity Compensation Plan
ICT Group, Inc. 1996 Non-Employee Directors Plan
(Full Title of the Plans)

James T. Holder, Esq.
President
Sykes Acquisition, LLC
400 North Ashley Drive
Tampa, FL 33602
(813) 274-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Paul R. Lynch, Esq.
Shumaker, Loop & Kendrick, LLP
101 E. Kennedy Blvd., Suite 2800
Tampa, FL 33602
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-55702) (the “Registration Statement’) of ICT Group, Inc. (“ICT”).
     On February 2, 2010 (the “Merger Date”), Sykes Enterprises, Incorporated, completed its acquisition of ICT. Pursuant to the Agreement and Plan of Merger, dated October 5, 2009, among ICT, Sykes, SH Merger Subsidiary I, Inc., a Pennsylvania corporation and direct wholly-owned subsidiary of Sykes (“Merger Sub”), and Sykes Acquisition, LLC, a Florida limited liability company and direct wholly-owned subsidiary of Sykes (formerly know as SH Merger Subsidiary II, LLC) (“Sykes Acquisition”), Merger Sub was merged with and into ICT, and then ICT was merged with and into Sykes Acquisition. Sykes Acquisition survived the merger as a wholly-owned subsidiary of Sykes.
     As a result of the merger of Merger Sub and ICT,
•	each outstanding share of ICT common stock, par value $0.01 per share, was converted into the right to receive $7.69 in cash, without interest, and 0.3423 of a share of Sykes common stock, par value $0.01 per share;

•	each outstanding ICT stock option, whether or not then vested and exercisable, became fully vested and exercisable immediately prior to, and then was canceled at, the effective time of the merger, and the holder of such option became entitled to receive an amount in cash, without interest and less any applicable taxes to be withheld, equal to (i) the excess, if any, of (1) $15.38 over (2) the exercise price per share of ICT common stock subject to such ICT stock option, multiplied by (ii) the total number of shares of ICT common stock underlying such ICT stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the exercise price was equal to or greater than $15.38, then the stock option was canceled without any payment to the stock option holder; and

•	each outstanding restricted stock unit (“RSU”) of ICT became fully vested and then was canceled and the holder of such vested awards became entitled to receive $15.38 in cash, without interest and less any applicable taxes to be withheld, in respect of each share of ICT common stock into which the RSU would otherwise have been convertible.
     As a result of the Mergers, there is no longer any common stock of ICT outstanding.
     In connection with the Mergers, ICT has terminated all offerings of ICT securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by ICT in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of ICT which remain unsold at the termination of the offering, ICT hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Merger Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on this 3rd day of February, 2010.

Sykes Acquisition, LLC (as successor by merger to ICT Group, Inc.)
By:	/s/ James T. Holder
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ James T. Holder James T. Holder	President (Principal Executive Officer), Member of Board of Managers	February 3, 2010
/s/ W. Michael Kipphut W. Michael Kipphut	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Member of Board of Managers	February 3, 2010